Exhibit 5.3

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Re: Certain PRC Law Matters of Hartford ZY Culture Media (Shanghai) Co., Ltd., Nanjing HaoYiPeng Information Technology Co., Ltd., Shaoxing Huomao Network Technology Co., Ltd. (the “HF Group”)

Dear Sirs:

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (the “Opinion”). For the purpose of this Opinion, the PRC shall not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

We have acted as PRC legal expert in connection with the review of HF Group Companies’ business affair and have been requested to give this Opinion on the matters set forth herein. This Opinion is issued and delivered to the HF Group.

In rendering this Opinion, we have carried out due diligence and examined copies of the company files and other documents (collectively the “Documents”) as we have considered necessary or advisable for the purpose of rendering this Opinion. Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by the relevant Governmental Authorities (as defined below) and appropriate representatives of the HF Group (as defined below). In giving this Opinion, we have made the following assumptions (the “Assumptions”):

(1) all signatures, seals and chops on the Documents are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as copies conform to the originals;

(2) each of the parties to the Documents, other than the HF Group , (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, (ii) if an individual, has full capacity for civil conduct; each of them, other than the HF Group, has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party in accordance with the laws of its jurisdiction of organization and/or the laws that it, she or he is subject to;

(3) the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(4) the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(5) all requested Documents have been provided to us and all factual statements made to us by the HF Group in connection with this Opinion, including but not limited to the factual statements set forth in the Documents, are true, correct and complete;

(6) all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Authorities and are complete, true and correct;

电话：021－33632296	地址：上海市徐汇区龙华中路600号绿地中心B幢9层
Tel: 021-33632296	Address: Room 2106, NO.600 Middle LongHua RD, Shanghai PRC.

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(7) each of the Documents is legal, valid, binding and enforceable in accordance with its respective governing laws other than PRC Laws in any and all respects;

(8) all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the HF Group from any Governmental Authority have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Authorities for such purposes.

In addition, we have assumed and have not verified the truthfulness, accuracy and completeness as to factual matters of each Document we have reviewed.

The following terms as used in this opinion are defined as follows:

“Underwriting Agreement” means the Underwriting Agreement between Hartford Creative Group, Inc. (the “HFUS”) and West Park Capital and the other underwriters named therein, acting through their representatives.

“Circular 37” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Financing and Round Trip Investment via Overseas Special Purpose Vehicles issued by SAFE on July 4, 2014 and its implementing rules and guidelines.

“Prospectus” shall have the meaning set forth in the Underwriting Agreement;

“Registration Statement” shall have the meaning set forth in the Underwriting Agreement;

“General Disclosure Package” means the collective set of copies of the HF Group files and other documents we have considered necessary or advisable for the purpose of rendering this Opinion;

“Governmental Authorities” means any national, provincial or local court, Governmental Authority or body, stock exchange authorities or any other regulator in the PRC, and “Governmental Authority” means any of them;

“Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, PRC Governmental Authorities pursuant to any applicable PRC Laws;

“HF Group” means the collection of Hartford ZY Culture Media (Shanghai) Co., Ltd., Nanjing HaoYiPeng Information Technology Co., Ltd., Shaoxing Huomao Network Technology Co., Ltd. (hereinafter collectively the “HF Group companies” or individually a “HF Group Company”);

“Intellectual Property Rights” means trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets, inventions, technology, know-how, proprietary rights, franchises and other intellectual property and similar rights in the PRC and legally owned by HF Group, including registrations and applications for registration thereof.

“Material Adverse Effect” means a material adverse effect on the general affairs, management, condition (financial or otherwise), business, properties, results of operations, shareholders’ equity or business prospects of HF Group Companies, HFUS or, taken as a whole, the Group Companies;

“PRC Laws” means all officially published and publicly available laws, statutes, regulations, orders, decrees, guidelines, notices, circulars, and subordinate legislations of the PRC currently in effect as of the date of this Opinion;

电话：021－33632296	地址：上海市徐汇区龙华中路600号绿地中心B幢9层
Tel: 021-33632296	Address: Room 2106, NO.600 Middle LongHua RD, Shanghai PRC.

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“WFOEs” means Wholly Foreign-Owned Enterprise. It is a type of limited liability company (LLC) in mainland China that is 100% owned by foreign investor(s) (individuals or companies), with no Chinese partner or shareholder required.

Capitalized terms used herein but not otherwise defined shall have the same meanings as specified in the Underwriting Agreement.

Based on our review of the Documents and subject to the Assumptions and the qualifications set out below, we are of the opinion as of the date hereof that:

1.	Each HF Group Company has been duly incorporated and is validly existing as a company with limited liability and has full legal person status under the PRC Laws and its business license is in full force and effect. The registered capital in each of the HF Group Companies is owned by its respective shareholders and has been paid or subscribed for in accordance with its respective articles of association as amended from time to time in all material aspects. All of the equity interests in each of the HF Group Companies are legally owned by their respective shareholders in the percentages as set out in their respective articles of association, and to the best of our knowledge after due and reasonable inquiries are free and clear of all liens, encumbrances, security interests, mortgages, pledges, equities or claims or any third-party rights except as disclosed in the General Disclosure Package, the Registration Statement and the Prospectus.

2.	All Governmental Authorizations that are required under the PRC Laws for the ownership interest of the equity interests in the HF Group Companies by their respective shareholders in the percentages as set out in their respective articles of association, have been duly obtained and are in full force and effect as of the date of this Opinion, except as disclosed in the General Disclosure Package, the Registration Statement and the Prospectus. To the best of our knowledge after due and reasonable inquiries, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the HF Group Companies except as disclosed in the General Disclosure Package, the Registration Statement and the Prospectus. The articles of association and business license of each of the HF Group Companies comply with the requirements of applicable PRC Laws and are in full force and effect.

3.	Except as disclosed in the General Disclosure Package, the Registration Statement and the Prospectus, each of the HF Group Companies has full corporate right, power and authority and has obtained all necessary Governmental Authorizations of and from, and has made all necessary declarations and filings with, all Governmental Authorities to own, lease, license and use its legally owned properties and assets and to conduct its business in the manner presently conducted as described in the General Disclosure Package, the Registration Statement and the Prospectus except where a lack of any such Governmental Authorization or failure to make any such declaration or filing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the best of our knowledge after due and reasonable inquiries, nothing has come to our attention that causes us to reasonably believe that any Governmental Authority is modifying, suspending or revoking, or not renewing, any such material Governmental Authorizations. Except as disclosed in the General Disclosure Package, the Registration Statement and the Prospectus, each of the HF Group Companies conducts its current business in the manner presently conducted and as disclosed in the General Disclosure Package, the Registration Statement and the Prospectus in accordance with, and is not in violation of, (a) its articles of association, business license or Governmental Authorizations, or (b) any PRC Laws to which it is subject or by which it is bound, except such breach or violations as would not cause a Material Adverse Effect.

4.	The corporate structure of the HF Group Companies as set forth in the General Disclosure Package, the Registration Statement and the Prospectus complies with, and immediately after the Offering would not violate PRC Laws. To the best of our knowledge after due and reasonable inquiries, no consent, approval or license other than those already obtained is required under the PRC Laws for the establishment of such corporate structures, except as disclosed in the General Disclosure Package, the Registration Statement and the Prospectus.

电话：021－33632296	地址：上海市徐汇区龙华中路600号绿地中心B幢9层
Tel: 021-33632296	Address: Room 2106, NO.600 Middle LongHua RD, Shanghai PRC.

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5.	The description of the corporate structure of the HF Group Companies and the events and transactions as set forth in the sections “Our Corporate History and Structure” of the General Disclosure Package, the Registration Statement and the Prospectus, insofar as PRC Laws are concerned, are true and accurate and nothing has been omitted from such description which would make the same misleading in any material respect.

6.	To the best of our knowledge after due and reasonable inquiries and except as disclosed in the General Disclosure Package, the Registration Statement and the Prospectus, each of HF Group Companies owns or possesses valid licenses in full force and effect or otherwise has the legal right to use, or can acquire on reasonable terms, all Intellectual Property Rights registered in the PRC that are material to the operation of any HF Group Companies and are as currently used or as currently contemplated to be used by the P HF Group Companies , in each case, as described in the General Disclosure Package, the Registration Statement and the Prospectus.

7.	Except as disclosed in the General Disclosure Package, the Registration Statement and the Prospectus, none of the HF Group Companies (a) is in material violation of its articles of association and its business license, (b) to the best of our knowledge after due and reasonable inquiries, is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument and governed by the PRC Laws and to which such HF Group Company is a party or by which it is bound, or (c) is in violation of any applicable PRC Laws or any decree, judgment or order of any court in the PRC, except in the case of (b) and (c) above, for such violations or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

8.	Except as disclosed in the General Disclosure Package, the Registration Statement and the Prospectus and to the best of our knowledge after due and reasonable inquiries, there are no legal, arbitral, administrative or governmental proceedings in progress or pending in the PRC to which any of the HF Group Companies is a party or of which any property of any of the HF Group Companies is the subject which, if determined adversely to such HF Group Companies, would individually or in the aggregate have a Material Adverse Effect.

9.	As of the date of this prospectus, the Company has no beneficial owners who are PRC residents. Therefore, no requirement to register with SAFE under Circular 37 (or its predecessor Circular 75) in respect of their direct or indirect equity interests in the Company.

10.	As a matter of PRC Laws, the execution and delivery by the HFUS of, and the performance by the HFUS of its obligations under, the Underwriting Agreement and the due consummation of the transactions contemplated therein, including the issuance and sale of the Shares and the compliance by the HFUS with the provisions of the Underwriting Agreement, do not and will not, (a) to the best of our knowledge after due and reasonable inquiries, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument governed by the PRC Laws to which any of the HF Group Companies is a party or by which any of the HF Group Companies is bound or to which any of the properties or assets of the HF Group Companies is subject, (b) result in any violation of any provisions of the articles of association, business license or any other organizational documents of any of the HF Group Companies, (c) result in any violation of any provision of PRC Laws, or (d) result in a violation of any order, decree, judgment, ruling or regulation of any governmental or regulatory agency or any court in the PRC, except as disclosed in the General Disclosure Package, the Registration Statement and the Prospectus and except for such conflicts, breaches, violations or defaults under clauses (a) (c) or (d) which would not be reasonably expected to have a Material Adverse Effect.

电话：021－33632296	地址：上海市徐汇区龙华中路600号绿地中心B幢9层
Tel: 021-33632296	Address: Room 2106, NO.600 Middle LongHua RD, Shanghai PRC.

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11.	Except as disclosed in the General Disclosure Package, the Registration Statement and the Prospectus, no Governmental Authorization from any Governmental Authority in the PRC is required with respect to (a) the issuance and sale of the Shares under the Underwriting Agreement, (b) the due consummation by the Company of the transactions contemplated by the Underwriting Agreement, as applicable, and (d) the listing of the Shares on the NASDAQ Stock Market.

12.	To the best of our knowledge after due and reasonable inquiries, no action or any other steps have been taken nor have any steps been taken or legal or administrative proceedings been commenced or, threatened in evidence for the winding up, dissolution, bankruptcy or liquidation, the appointment of a liquidation committee or similar officers in respect of the assets, or for the suspension, withdrawal, revocation or cancellation of the business licenses of any HF Group Company in the PRC.

13.	Except as disclosed in the General Disclosure Package, the Registration Statement and the Prospectus, to the best of our knowledge after due and reasonable inquiries, (a) each of the HF Group Companies has valid title to all of its material properties and assets, in each case, free and clear of all liens, charges, encumbrances, equities, claims, defects, options or restrictions in any material respect; (b) each lease agreement to which any of the HF Group Companies is a party is legally executed by such HF Group Company, and the leasehold interests of each of the HF Group Companies are protected by the terms of the lease agreements, which are valid, binding and enforceable in accordance with their respective terms under PRC Laws in any material respects; and (c) none of the HF Group Companies owns, operates, manages or has any other right or interest in any other material real property of any kind.

14.	Except as disclosed in the General Disclosure Package, the Registration Statement and the Prospectus, to the best of our knowledge after due and reasonable inquiries, (a) none of the HF Group Companies is subject to any suits, arbitrations or otherwise like in relation to infringing, misappropriating or violating any Intellectual Property Right of any third party in the PRC, and (b) no Intellectual Property Right of any HF Group Company is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property Right in the PRC that would impair the validity or enforceability of such Intellectual Property Right, nor has any of the HF Group Companies received any notice of any claim of infringement or conflict with any such rights of others, except in the case of (a) and (b) above, for such violations, infringement or conflict which would not, individually or in the aggregate, have a Material Adverse Effect.

15.	Except as disclosed in the General Disclosure Package, the Registration Statement and the Prospectus, all dividends and other distributions declared and payable upon the interests in the WFOEs in accordance with its articles of associations and PRC Laws in Renminbi, after full payment of all the applicable taxes and full allocation of statutory reserve fund under the PRC Laws, may be converted into foreign currency and transferred out of the PRC, provided that the remittance of such dividends and other distributions out of the PRC is subject to complying with the procedures required by the relevant PRC Laws relating to foreign exchange. Subject to the full compliance with all the applicable PRC Laws and the required procedures in the PRC, we are not aware that there are obstacles under the PRC Laws which prevent the WFOEs from obtaining all the Governmental Authorizations required for such remittance in due course.

16.	Other than the potential withholding of PRC taxes on holders of the Shares who are non-residents of the PRC in respect of (a) any payments, dividends or other distributions made on the Shares or (b) gains made on sales of the Shares between non-residents of the PRC consummated outside the PRC, and except as disclosed in the General Disclosure Package, the Registration Statement and the Prospectus, there are no other PRC income tax or other PRC taxes applicable to such Shares holders unless the holder thereof is subject to such taxes in respect of the Shares by reason of being connected with the PRC other than by reason only of the holding of the Shares or receiving payments in connection therewith as described in the General Disclosure Package, the Registration Statement and the Prospectus.

电话：021－33632296	地址：上海市徐汇区龙华中路600号绿地中心B幢9层
Tel: 021-33632296	Address: Room 2106, NO.600 Middle LongHua RD, Shanghai PRC.

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17.	To the best of our knowledge after due and reasonable inquiries, no labor dispute, work stoppage, slow down or other conflict with the employees of any of the HF Group Companies exists and there is no action, suit, proceeding, inquiry or investigation before or brought by any court or Governmental Authorities against any of the HF Group Companies on labor or employment matters is the subject which, if determined adversely to such PRC Group Company, would have a Material Adverse Effect.

18.	The statements set forth in the General Disclosure Package, the Registration Statement and the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Our Corporate History and Structure”, “Enforceability of Civil Liabilities”, “Use of Proceeds”, “Dividend Policy”, “Business”, “Regulations”, “Taxation—People’s Republic of China Taxation” and “Legal Matters”, to the extent that they describe or summarize matters of PRC Laws, are correct and accurate in all material respects and fairly disclose or summarize the PRC legal matters or proceedings contained therein, and nothing has come to our attention, insofar as the PRC Laws are concerned, that causes us to believe that there is any omission from such statements which would make the same misleading in any material respect.

19.	There are no reporting obligations under PRC Laws on non-PRC resident holders of the Shares by virtue only of holding the Shares in this Offering.

20.	The irrevocable submission of the HFUS to the exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in the City of New York (each a “New York Court”), the waiver and agreement of the HFUS not to plead an inconvenient forum, and the agreement of the HFUS that the Underwriting Agreement be construed in accordance with and governed by the laws of the State of New York do not contravene the PRC Laws; service of process effected in the manner set forth in the Underwriting Agreement does not contravene the PRC Laws and is effective under the PRC Laws to confer jurisdiction over the HF Group Companies, the assets and properties of the HFUS in the PRC, subject to compliance with relevant civil procedural requirements in the PRC; except as disclosed in the General Disclosure Package, the Registration Statement and the Prospectus, any judgment obtained in a New York Court arising out of or in relation to the obligations of the HFUS under the Underwriting Agreement will be recognized by the PRC courts subject to compliance with the PRC Civil Procedure Law, relevant civil procedural requirements and relevant laws and regulations in the PRC.

21.	Except as described in the General Disclosure Package, the Registration Statement and the Prospectus, and subject to compliance with the PRC Civil Code, the PRC Civil Procedure Law and the relevant civil substantive and procedural requirements in the PRC, the indemnification and contribution provisions set forth in the Underwriting Agreement do not contravene the PRC Laws.

22.	As a matter of the PRC Laws, no holder of the Shares of the HFUS will be subject to the liability of any of the HF Group Companies, and no holder of the Shares of the HFUS who is not a PRC resident under the PRC Laws after the completion of the Offering will be subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in the PRC, by virtue only of holding such Shares. There are no limitations under the PRC Laws on the rights of holders of the Shares who are not PRC residents to hold, vote or transfer their securities nor are there any statutory pre-emptive rights or transfer restrictions applicable to the Shares.

电话：021－33632296	地址：上海市徐汇区龙华中路600号绿地中心B幢9层
Tel: 021-33632296	Address: Room 2106, NO.600 Middle LongHua RD, Shanghai PRC.

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23.	Under the PRC Laws, none of the HF Group Companies, or any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set off or counterclaim, from the jurisdiction of any court in the PRC, from service of process, from attachment prior to or in aid of execution of judgment, or from other PRC legal process or proceeding for the granting of any relief or the enforcement of any judgment of a PRC court.

24.	Although we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, except as otherwise stated in our opinions set forth herein, nothing has come to our attention that has caused us to believe that insofar as the PRC Laws or PRC legal matters are concerned, (a) the Registration Statement (other than the financial statements and related notes therein, as to which we express no opinion), as of their respective effective date or as of the closing date of the Offering, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the General Disclosure Package, the Registration Statement and the Prospectus (other than the financial statements and related notes therein, as to which we express no opinion), as of the Applicable Time (as defined in the Underwriting Agreement) or as of the closing date of the Offering, contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

This Opinion is subject to the following qualifications:

(a) This Opinion is rendered only with respect to our best practice and understanding of PRC Laws. PRC Laws as used in this Opinion refers to PRC Laws publicly available and currently in force as of the date of this Opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

(b) This Opinion is subject to the discretion of any competent Governmental Authorities in exercising their authority in the PRC in connection with the interpretation, implementation and application of relevant PRC Laws.

(c) This Opinion is, in so far as it relates to the validity, effectiveness and enforceability, subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally; (ii) possible judicial or administrative actions or any laws affecting creditors’ rights generally; (iii) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under concepts of public interest, state interest, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, unlawful, fraudulent, coercive at the conclusions thereof; and (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorneys’ fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process.

This Opinion is intended to be used in the context which is specifically referred to herein, and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

Yours Sincerely,

Chen Yang (PRC Lawyer)

Henghan Lu (PRC Lawyer)

电话：021－33632296	地址：上海市徐汇区龙华中路600号绿地中心B幢9层
Tel: 021-33632296	Address: Room 2106, NO.600 Middle LongHua RD, Shanghai PRC.